EXHIBIT 10.23

Mr. Stewart Glendinning
33 Carlingview Dr
Etobicoke, ON M9W 5E4

Dear Stewart:

I would like to confirm the terms of your key compensation components as President and Chief Executive Officer of Molson Coors Canada, which you assumed as of February 1, 2013. The terms of your employment in such role are as follows:

•	Position. President and Chief Executive Officer of Molson Coors Canada, reporting directly to me.

•
Base Salary. Your base salary, retroactive to February 1, 2013, is CAD 560,000, payable pursuant to Molson Coors Canada’s normal payroll procedures. Executive salaries are reviewed annually in February/March.

•
Annual Molson Coors Incentive Plan (MCIP). You will continue to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. The bonus target for your position will be 75% of your eligible earnings beginning in 2013. The corresponding criteria for your MCIP award is based on 25% Enterprise/50% Business Unit/25% Personal results. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

•
Long Term Incentive. You will continue to be eligible to participate in the Molson Coors Long-Term Incentive (LTI) Plan according to your grade level in the company. The annual LTI target will remain at its prior level, $1 million.

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the type of long-term vehicles used by the company to fulfill the annual target compensation of the LTI component of pay are reviewed annually in consideration of compensation objectives and financial impact to the company. Should any changes be recommend and approved by the Compensation and Human Resources Committee of the Board of Directors for either change in target compensation grant levels, ranges or in LTI vehicles, those changes would apply to you.

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

•
Termination of UK Assignment. You acknowledge that the terms of your short-term assignment from the US to the UK remained in effect through January 31, 2013 and upon such date the offer letter dated May 7, 2012 terminated and was of no further force and effect.

•
Benefits. Except for healthcare (which is described in the following paragraph), as an employee of Molson Coors Canada, you will be eligible to participate in the standard Molson Coors Canada benefits program. This includes:

◦	Canadian Defined Contribution plan;

◦	Canadian ancillary programs (life insurance, disability and executive medical programs);

◦	Canadian beer program; and

◦	Canadian auto program

•
Healthcare. You and your family will be permitted to remain in Molson Coors’ healthcare plan for US employees after your family relocates to Toronto. You will be required to pay the employee cost of this coverage as if you were a US employee. You may terminate this benefit at any time by notifying the company. At that time, your split payroll will cease and the US portion moved to the Canadian payroll. You will also continue to be eligible for the executive physical program applicable to US-based ELT members.

•
SERP. You will participate in a defined contribution supplemental executive retirement plan (SERP) effective as of February 1, 2013. You were previously provided details of this plan in your agreement attached as Exhibit A to this letter.

•
Relocation Costs. The company will cover your relocation costs , including a guaranteed buyout offer on your Denver-area home, if triggered on or before August 29, 2015 as well as an allowance in an amount as agreed to by the company. Note that the guaranteed buyout provision will require that we start the home sale process approximately 120 - 180 days before the August 29, 2015 deadline in order to trigger the guaranteed buyout by the company, if necessary. Below are additional provisions related to this relocation benefit:

o
In order to receive the full benefits of the relocation policy, do not make contact with a real estate agent in either the old or new location before speaking with your Relocation Consultant (do not execute a listing agreement or a home purchase contract).

o
The company will provide you and your family with housing in the Toronto, ON area for a period up to the earlier of: (a) two years (ending August 29, 2015) and (b) the date of sale of your home in Evergreen, CO. General market data would suggest a monthly benefit of CAD 8,000 per month, but we have agreed to an allowance of CAD 7,500 per month. You will be grossed up for any taxes associated with this benefit.

o
You and your family will be entitled to certain travel benefits between Toronto and Denver to allow you to facilitate the sale of your Evergreen, CO home. This benefit is limited to four trips per family member. However, should you require additional trips, the parties can mutually agree in writing to add additional trips.

▪
These trips should be booked through Concur (Carlson Wagonlit Travel) but should be paid by personal credit card and submitted to Weichert for reimbursement. These costs will not be grossed up for taxes.

o
Your countersignature below serves as acknowledgement that the company has paid or will pay certain expenses resulting from your relocation. You may begin using these services immediately upon the effective date of your assignment. However, you must complete the utilization of this benefit no later than February 1, 2015. In exchange for the payment of such expenses, you agree that, if you voluntarily terminate your employment with the company on

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

or before February 1, 2015, you will repay the company for any relocation expenses it advanced or paid on your behalf.

o
In the event it is necessary to reclaim any relocation benefit payments, you authorize the company to set off the amount(s) you owe against any compensation or other sums the company owes you. If such deductions are not sufficient to cover the full amount of the sign-on bonus or relocation benefit payments, you promise to pay to the company the remaining balance within 10 working days of your departure from the company.

•
Tax Preparation Services. In accordance with your standard practice, you will be provided with tax preparation services for the 2012 and 2013 US, Canada and UK tax years (2012/2013 tax year for the UK). These services will be provided by the company’s external tax provider, currently Ernst & Young.

•
Vacation. There is no change to your vacation benefit, which is restated below. You are entitled to 5 weeks’ vacation per year, which will be administered in accordance with the company’s vacation policy.

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Termination. There is no change to your severance benefit. In the event of your involuntary termination by the company, other than for just cause (as defined in the Change in Control Protection Program), you will be eligible for a severance payment (“Normal Severance”), in the form of a continuation of your base salary equal to 12 months (the “Severance Period”). You will not be entitled to any compensation on account of lost annual bonus (MCIP) payments for the Severance Period, but shall be eligible for MCIP bonus payments prorated for any part of service up to the date of commence of the Severance Period. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment whichever occurs first. You will continue to accrue pension service during the Severance period or until you find new employment or self-employment whichever occurs first.

•
Change in Control Program. There is no change to your right to participate in the Amended and Restated Change in Control Protection Program, dated effective January 1, 2008, as amended. This program is prescribed by the MCBC Board of Directors and provides economic protection in the event of a change in the control of Molson Coors Brewing Company and your employment termination within two years following such change in control. We encourage you to review the program documents in detail but at a high level, the economic protection under this program includes, among other provisions, a payment equal to three times the sum of your annual base salary and your target incentive as well as accelerated vesting of your outstanding, MCBC granted shares. This program is for the special circumstances associated with a change in the control of the company and is thus, not additive to "normal severance."

By signing below, you acknowledge that this letter, together with all enclosures and referenced documents herein and your Confidentiality and Noncompete Agreement, dated June 24, 2008, sets forth the terms of your employment with the company and that no other commitments were made or have been made to you regarding your employment. This letter, together with all enclosures and referenced documents herein and your Confidentiality and Noncompete Agreement, dated June 24, 2008, supersedes and replaces any and all prior or contemporaneous statements, representations, discussions, understandings, agreements, offer letters, and negotiations, whether written or oral, regarding your employment or engagement with the company; provided, however that nothing herein shall eliminate any rights you may have under any other programs of the company applicable to you such as the Change in Control Program referenced

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

above, including gross-ups to cover US tax payments in connection with amounts paid with regard thereto, or with regard to any options or other equity compensation previously granted to you by the company.

Stewart, please let me know if you have any additional questions.

Regards,
/s/ Peter Swinburn

Peter Swinburn
cc: Sam Walker
Kelly Brown
Please acknowledge your acknowledgement of these terms by signing below and returning this letter to Sam Walker.

/s/ Stewart Glendinning________________________________________________
Stewart Glendinning

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

Addendum to the employment letter
Effective February 1, 2013

Defined Contribution Supplemental Executive Retirement Plan
(“DC SERP”)

1.
Molson Coors Canada (“Molson”) provides a registered defined contribution pension plan to its salaried employees, the Molson Canada Pension Plan for Salaried Employees (the “Registered Plan”). Contributions under the Registered Plan are subject to the Income Tax Act (Canada) limits.

2.
Molson also provides an unregistered defined contribution pension plan to its salaried employees (the “Unregistered Plan”) for the portion of the employer contributions under the Registered Plan provisions which would not otherwise be made, due to the limits imposed by the Income Tax Act (Canada).

3.
In addition, Molson shall provide you a complementary arrangement (the “DC SERP”) where notional allocations are made to a notional individual account maintained by Molson in your name (the “Supplemental Account”).

4.
You shall become entitled to benefits under the DC SERP from the date you became a member of the Registered Plan. You shall accrue benefits under the DC SERP as long as you remain a member of the Registered Plan.

5.
In respect of each month during which you accrued benefits under the DC SERP, Molson shall make a notional allocation to your Supplemental Account in an amount equal to 16% of your monthly earnings, less what Molson contributed in your respect to the Registered DC Plan during such month.

For the purposes of the DC SERP, earnings shall mean salary and cash payments under the short-term incentive program, but excludes compensation paid in lieu of unused vacation and payments under the long-term incentive program.

6.	The amount of notional allocations shall not be taken into account for the calculation of any other benefits, bonuses or other advantages paid by Molson.

7.
For the purposes of calculating notional investment income under your Supplemental Account, the notional allocations made by Molson to your Supplemental Account shall be credited with a rate of return corresponding to the rate of return of your Registered DC Plan. The monthly allocation should be assumed to be made at the end of each month.

8.
If you retire or if your employment with Molson terminates for any other reason than termination for cause, you shall be entitled to receive the notional balance of your Supplemental Account within 60 days after your retirement or termination date.

9.	If you die prior to receiving any benefit under the DC SERP, your beneficiary, as defined under the Registered Plan, shall be entitled to receive the notional balance of your Supplemental

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

Account within 60 days after the date of death.

10.	For greater certainty, the amount payable under the DC SERP shall not include any tax adjustment or gross-up.

11.
Molson shall provide you with an annual statement providing information on your Supplemental Account, including activity during the calendar year preceding the date of issuance of such statement, notional allocations made pursuant to paragraph 5 hereof and notional investment income allocated in accordance with paragraph 7 hereof.

/s/ Stewart Glendinning	07/22/2013
Stewart Glendinning President and CEO, MCBC Canada	DATE

/s/ Lee Reichert	07/22/2013
Lee Reichert Deputy General Counsel and Assistant Secretary, Molson Coors	DATE

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416